EXHIBIT 3(a)
                   CERTIFICATE OF AMENDMENT

                               OF

                   CERTIFICATE OF INCORPORATION

                               OF

                     EMERSON RADIO CORP.





        Emerson Radio Corp., a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), does hereby certify that:



I. The proposed amendment of the Certificate of Incorporation of the Corporation, set forth below, was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



II. Article numbered Fourth, Section A. of the Corporation's Certificate of Incorporation is amended to read in its entirety as follows:



        "A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is eighty five million (85,000,000) consisting of:

                (a) ten million (10,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock"); and


                (b) seventy-five million (75,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock").



        IN WITNESS WHEREOF, said Emerson Radio Corp. has caused this certificate to be signed by Eugene I. Davis, its President, this 14th day of February, 1996.





                                     By:/s/ Eugene I. Davis
                                            Eugene I. Davis, President